Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement Nos. 333-157386 and 333-157386-01

Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.	Index LASERSSM Based Upon the Dow Jones-UBS Commodity IndexSM Due 2013 $10,000 per Index LASERSSM

OFFERING SUMMARY

(RELATED TO THE PRICING SUPPLEMENT NO. 2010-MTNDD528, SUBJECT TO COMPLETION, DATED APRIL 19, 2010, PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

April 19, 2010

2 |	LASERSSM

General

■

The Index LASERSSM are designed for investors who seek a total return of no less than 10% to 13% (3.33% to 4.33% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Index LASERSSM, in the event the closing value of the Dow Jones-UBS Commodity Index SM (which we refer to as the “Underlying Index”) is greater than 75% of its Starting Value on any Index Business Day after the Pricing Date up to and including the Valuation Date.

■

While the Index LASERSSM provide contingent limited protection against loss, the Index LASERS SM are not principal protected. If the Ending Value of the Underlying Index is less than its Starting Value and the closing value of the Underlying Index is less than or equal to 75% of its Starting Value on any index Business Day after the Pricing Date up to and including the Valuation Date, your return on the Index LASERS SM will be less than your original investment, will result in a loss and could be zero.

■	The Index LASERSSM mature on , 2013.

■	The Index LASERSSM will be issued in denominations of $10,000 and integral multiples of $10,000 in excess thereof. The minimum investment amount will be $100,000.

■

The Index LASERSSM are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Index LASERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the Index LASERSSM will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Index LASERSSM at maturity is not guaranteed.

■	The Index LASERSSM are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

LASERSSM	| 3

Preliminary Terms

Guarantee:	Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Index LASERSSM are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Principal Protection:	None. At maturity you could receive an amount less than your initial investment in the Index LASERSSM.
Pricing Date:	April , 2010 (expected to price on or about April 30, 2010).
Settlement Date:	Approximately three Business Days after the Pricing Date.
Valuation Date:	Approximately three Index Business Days prior to the Maturity Date.
Maturity Date:	Approximately three years after the Settlement Date.
Issue Price:	$10,000 per Index LASERSSM.
Minimum Investment Amount:	$100,000.
Underlying Index:	Dow Jones-UBS Commodity IndexSM.
Payment at Maturity:	For each $10,000 Index LASERSSM, $10,000 plus an Index Return Amount, which may be positive, zero or negative.
Index Return Amount:

•  If the closing value of the Underlying Index is greater than 75% of its Starting Value on any Index Business Day after the Pricing Date up to and including the Valuation Date, the Index Return Amount will equal:

$10,000 x (the greater of (x) Index Percentage Change and (y) Fixed Percentage)

•  If the closing value of the Underlying Index is less than or equal to 75% on any Index Business Day after the Pricing Date up to and including the Valuation Date, the Index Return Amount will be equal:

$10,000 x (Index Percentage Change)

Fixed Percentage:	10% to 13% (3.33% to 4.33% per annum on a simple interest basis) (to be determined on the pricing date).
Index Percentage Change:	The Index Percentage Change will equal the following fraction, expressed as a percentage: Ending Value - Starting Value Starting Value
Index Business Day:	Any day, as determined by the Calculation Agent, on which the Underlying Index or any Successor Index is calculated and published and on which futures contracts comprising more than 80% of the value of the Underlying Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the Underlying Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Index LASERSSM, absent manifest error.
Starting Value:	The closing value of the Underlying Index on the Pricing Date.
Ending Value:	The closing value of the Underlying Index on the Valuation Date.

Listing:	We will not apply to list the Index LASERSSM on any exchange.

Purchase Price and Proceeds to Issuer:		Per Index LASERSSM	Total
	Public Offering Price:	$10,000	$
	Underwriting Discount (including the Sales Commission described below):	$200	$
	Proceeds to Citigroup Funding Inc.:	$9,800	$
Sales Commission Earned:	Up to $200 per Index LASERSSM for each Index LASERSSM sold by Citigroup Global Markets Registered Representative.
Calculation Agent:	Citigroup Global Markets Inc.
CUSIP:	17308CNZ5.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Index LASERSSM, will receive an underwriting fee of up to $200 for each $10,000 Index LASERSSM sold in this offering. Citigroup Global Markets will pay the Registered Representatives of Citigroup Global Markets a sales commission of up to $200 for each Index LASERSSM they sell. Additionally, it is possible that Citigroup Global Markets may profit from expected hedging activity related to this offering, even if the value of the Index LASERSSM declines. You should refer to “Risk Factors Relating to the Index LASERSSM” and “Plan of Distribution” below for more information.

4 |	LASERSSM

Additional Terms

This offering summary represents a summary of the terms and conditions of the Index LASERSSM. It is important for you to consider the information contained in the applicable pricing supplement, the prospectus supplement and prospectus, before making your decision to invest in the Index LASERSSM.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

■	Pricing Supplement, Subject to Completion, filed on April 19, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510085834/d424b2.htm

■	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

■	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

Selected Purchase Considerations

■

Contingent Limited Protection from Loss and Upside Participation. At maturity you will receive for each Index LASERSSM you hold a maturity payment, which may be greater than, equal to or less than your initial investment in the Index LASERSSM, based on the percentage change in the closing value of the Underlying Index from the Pricing Date to the Valuation Date (which percentage change we refer to as the Index Percentage Change) and the closing value of the Underlying Index on any Index Business Day after the Pricing Date up to and including the Valuation Date. If the closing value of the Underlying Index is greater than 75% of its Starting Value on any Index Business Day from the Pricing Date up to and including the Valuation Date, at maturity you will receive for each Index LASERSSM you then hold the $10,000 principal amount per Index LASERSSM plus an Index Return Amount equal to the product of (i) $10,000 and (ii) the greater of (x) the Index Percentage Change and (y) 10% to 13% (3.33% to 4.33% per annum on a simple interest basis) (to be determined on the Pricing Date). In this case, the maturity payment will be at least $11,000 to $11,300 (to be determined on the Pricing Date) per Index LASERSSM. If the closing value of the Underlying Index is less than or equal to 75% of its Starting Value after the Pricing Date up to and including the Valuation Date (at the close of trading of any Index Business Day), at maturity you will receive for each Index LASERSSM you then hold the $10,000 principal amount per Index LASERSSM plus an Index Return Amount equal to the product of (i) $10,000 and (ii) the Index Percentage Change (which could be negative). Thus, if the closing value of the Underlying Index is less than or equal to 75% of its Starting Value on any Index Business Day after the Pricing Date up to and including the Valuation Date and the Ending Value is less than the Starting Value (regardless of the value of the Underlying Index at any other time during the term of the Index LASERSSM), the maturity payment will be less than your initial investment of $10,000 per Index LASERSSM and your investment in the Index LASERSSM will result in a loss.

■

No Principal Protection. While the Index LASERS SM provide contingent limited protection against loss, the Index LASERSSM are not principal protected. If the Ending Value of the Underlying Index is less than its Starting Value and the closing value of the Underlying Index is less than or equal to 75% of its Starting Value on any Index Business Day after the Pricing Date up to and including the Valuation Date, your return on the Index LASERSSM will be less than your original investment, will result in a loss and could be zero.

■

Description of the Underlying Index. The Dow Jones-UBS Commodity IndexSM is an index calculated, published and disseminated by Dow Jones and UBS Securities and is intended to provide a liquid and diversified benchmark for commodities investments. The Dow Jones-UBS Commodity IndexSM was established on July 14, 1998 to provide a diversified and liquid benchmark for physical commodities as an asset class. The Dow Jones-UBS Commodity IndexSM is currently composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is

LASERSSM	| 5

a bilateral agreement providing for the purchase and sale of a specified type and quantity of a futures contract or financial instrument during a stated delivery month for a fixed price. The commodities (on which the futures contracts are based) included in the Dow Jones-UBS Commodity IndexSM for 2010 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Dow Jones-UBS Commodity IndexSM are currently listed for trading on the Chicago Board of Trade. For further information on the Dow Jones-UBS Commodity IndexSM, including its makeup, method of calculation and changes in its components, see “Description of the Dow Jones-UBS Commodity IndexSM “ in the related pricing supplement.

■

Certain U.S. Federal Income Tax Considerations. The following summarizes certain federal income tax considerations for U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below that are initial holders of the Index LASERSSM and that hold the Index LASERSSM as capital assets.

For U.S. federal income tax purposes, the Index LASERSSM generally should be treated as a cash-settled prepaid forward contract, subject to a floor, on the value of the Underlying Index on the Valuation Date, pursuant to which forward contract, at maturity the U.S. Holder will receive the cash value of the Underlying Index subject to certain adjustments. Under this characterization, the amounts invested by a U.S. Holder should be treated as a cash deposit that will be used to satisfy the holder’s obligation under the Index LASERSSM. Thus a U.S. Holder’s tax basis in an Index LASERSSM generally will equal the holder’s cost for that Index LASERS SM. Under the above characterization, at maturity or upon the sale or other taxable disposition of an Index LASERSSM, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount the U.S. Holder receives and the holder’s tax basis in the Index LASERSSM. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Index LASERSSM for more than one year at the time of disposition.

No statutory, judicial or administrative authority directly addresses the characterization of the Index LASERSSM or instruments similar to the Index

LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Index LASERSSM are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the Index LASERSSM should consult his or her tax advisor in determining the tax consequences of an investment in the Index LASERSSM, including the application of State, Local or other tax laws and the possible effects of changes in Federal or other tax laws.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Index LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Index LASERSSM in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Index LASERSSM. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Index LASERSSM) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

6 |	LASERSSM

Any capital gain realized by a holder that is not a U.S. person (“Non-U.S. Holder”) upon the sale or other disposition of the Index LASERSSM should not be subject to U.S. federal income tax if:

■	such gain is not effectively connected with a U.S. trade or business of such holder, and

■

in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Index LASERSSM.

You should refer to the accompanying pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Risk Factors Relating to the Index LasersSM

An investment in the Index LASERSSM involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors” section of the accompanying pricing supplement related to this offering and the accompanying prospectus supplement for a full description of risks.

Potential for Loss. The Index LASERSSM are not principal protected. The maturity payment on the Index LASERS SM will depend on the percentage change in the closing value of the Underlying Index from the Pricing Date to the Valuation Date and on the closing value of the Underlying Index on any Index Business Day after the Pricing Date up to and including the Valuation Date. If the Ending Value is less than the Starting Value and the closing value of the Underlying Index is less than or equal to 75% of its Starting Value on any Index Business Day after the Pricing Date up to and including the Valuation Date, the maturity payment will be less than your initial investment of $10,000 per Index LASERSSM and your investment in the Index LASERSSM will result in a loss and may be zero. This will be true even if the closing value of the Underlying Index exceeded its Starting Value at one or more times over the term of the Index LASERSSM.

No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Index LASERSSM.

Citigroup Inc. Credit Risk, Credit Ratings and Credit Spreads. Investors in the Index LASERSSM are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Index LASERSSM, and to changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Index LASERSSM.

Potential for a Lower Comparative Yield. Because you will not receive any periodic payments of interest or any other periodic payments on the Index LASERSSM, if the closing value of the Underlying Index is less than or equal to 75% of its Starting Value on any Index Business Day after the Pricing Date up to and including the Valuation Date and if the Ending Value does not increase sufficiently from its Starting Value, the effective yield on the Index LASERSSM may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

Exchange Listing and Secondary Market. The Index LASERSSM will not be listed on any exchange. There is currently no secondary market for the Index LASERSSM. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Index LASERSSM. Although Citigroup Global Markets Inc. intends to make a secondary market in the Index LASERSSM, it is not obligated to do so.

The Resale Value of the Index LASERSSM May Be Lower Than Your Initial Investment. Due to, among other things, changes in the value of the Underlying Index or the futures contracts included in the Underlying Index, interest rates, disruptions in futures contracts trading, other economic conditions, the inclusion of commissions and projected profit from hedging in the public offering price of the Index LASERSSM and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Index

LASERSSM	| 7

LASERSSM may trade, if at all, at prices below their initial issue price of $10,000 per Index LASERSSM. You could receive substantially less than the amount of your initial investment if you sell your Index LASERSSM prior to maturity.

Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Index LASERSSM. Further, Citigroup Funding expects to hedge its obligations under the Index LASERSSM through the trading of futures contracts or commodities included in the Underlying Index or other instruments, such as options, swaps or futures, based upon the Underlying Index or futures contracts or commodities included in the Underlying Index by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’s role as the Calculation Agent for the Index LASERSSM may result in a conflict of interest.

Relationship to the Underlying Index. You will have no rights against Dow Jones and UBS Securities, the publishers of the Underlying Index even though the market value of the Index LASERSSM and the amount you will receive at maturity depend on the value of the Underlying Index. Neither Dow Jones nor UBS is involved in the offering of the Index LASERSSM and has any obligations relating to the Index LASERSSM.

The United States Federal Income Tax Consequences of the Index LASERSSM Are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Index LASERSSM or instruments similar to the Index LASERSSM for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Index LASERSSM are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Index LASERSSM and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in the accompanying pricing supplement related to this offering. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Index LASERSSM on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Index LASERSSM in another manner that significantly differs from the agreed-to treatment discussed under “Certain United States Federal Income Tax Considerations” in the accompanying pricing supplement related to this offering, and that any such guidance could have retroactive effect.

Special Considerations Related to the Dow Jones-UBS Commodity IndexSM.

■

The Index LASERSSM are linked to the Dow Jones-UBS Commodity IndexSM and not to the Dow Jones-UBS Commodity Index Total ReturnSM. Thus, the return on the Index LASERSSM, if any, will not reflect a total return on the index, which would include interest on cash collateral.

■

The Index LASERSSM are not futures contracts and will not be regulated by the Commodity Futures Trading Commission. You will not own or have any beneficial or other legal interest in the futures contracts or commodities underlying the Dow Jones-UBS Commodity IndexSM.

■

Market prices of the commodity futures contracts underlying the Dow Jones-UBS Commodity IndexSM are highly volatile and may fluctuate rapidly based on a variety of factors including changes in supply and demand relationships; weather; and domestic and foreign political and economic events and policies. This may in turn result in volatile changes in the value of the Dow Jones-UBS Commodity IndexSM and thus reduce the amount you receive at maturity of the Index LASERS SM.

■

If the market prices for the commodity futures contracts underlying the Dow Jones-UBS Commodity IndexSM cease to be lower in distant delivery months than in nearer delivery months, the value of the Dow Jones-UBS Commodity IndexSM would likely decrease, thus, decreasing the amount you receive at maturity of the Index LASERSSM.

■

The commodity futures contracts that underlie the Dow Jones-UBS Commodity IndexSM are subject to extensive statutes, regulations, and margin requirements. Additionally, the Underlying Index will include commodity contracts on physical commodities on trading facilities located outside the United States. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. The effects of any future regulatory change or of any disruption in foreign market trading on the value of the Index LASERSSM is impossible to predict, but could be substantial and adverse to your interests as a holder of the Index LASERSSM.

8 |	LASERSSM

Hypothetical Maturity Payment Examples

The examples and graphs below show hypothetical maturity payments on the Index LASERSSM for a range of Ending Values of the Underlying Index. The following examples and graphs are for purposes of illustration only and would provide different results if different assumptions were applied. The value of the actual amount you receive in respect of the Index LASERSSM at maturity will depend on the actual Index Return Amount, which, in turn, will depend on the actual Starting Value, Ending Value, Fixed Percentage and the closing value of the Underlying Index on any Index Business Day after the

Pricing Date up to and including the Valuation Date. All of the hypothetical examples and the graphs below are based on the following assumptions:

■	Issue Price: $10,000 per Index LASERSSM

■	Starting Value: 130

■	Fixed Percentage: 12%

■	Downside Threshold Value: 97.50 (75% of the Starting Value)

■	Maturity: three years

Table of Hypothetical Payments at Maturity

Hypothetical Ending Value of the Underlying Index	Hypothetical Index Return Percentage (%)	No Closing Value Below the Hypothetical Downside Threshold Value		A Closing Value At or Below the Hypothetical Downside Threshold Value
		Hypothetical Return on the Index LASERSSM	Hypothetical Payment at Maturity on the Index LASERSSM	Hypothetical Return on the Index LASERSSM	Hypothetical Payment at Maturity on the Index LASERSSM
0.00	-100.00%	N/A	N/A	-100.00%	$0.00
32.50	-75.00%	N/A	N/A	-75.00%	$2,500.00
65.00	-50.00%	N/A	N/A	-50.00%	$5,000.00
71.50	-45.00%	N/A	N/A	-45.00%	$5,500.00
78.00	-40.00%	N/A	N/A	-40.00%	$6,000.00
84.50	-35.00%	N/A	N/A	-35.00%	$6,500.00
91.00	-30.00%	N/A	N/A	-30.00%	$7,000.00
97.50	-25.00%	N/A	N/A	-25.00%	$7,500.00
104.00	-20.00%	12.00%	$11,200.00	-20.00%	$8,000.00
110.50	-15.00%	12.00%	$11,200.00	-15.00%	$8,500.00
117.00	-10.00%	12.00%	$11,200.00	-10.00%	$9,000.00
123.50	-5.00%	12.00%	$11,200.00	-5.00%	$9,500.00
130.00	0.00%	12.00%	$11,200.00	0.00%	$10,000.00
136.50	5.00%	12.00%	$11,200.00	5.00%	$10,500.00
143.00	10.00%	12.00%	$11,200.00	10.00%	$11,000.00
149.50	15.00%	15.00%	$11,200.00	15.00%	$11,500.00
156.00	20.00%	20.00%	$12,000.00	20.00%	$12,000.00
162.50	25.00%	25.00%	$12,500.00	25.00%	$12,500.00
169.00	30.00%	30.00%	$13,000.00	30.00%	$13,000.00
175.50	35.00%	35.00%	$13,500.00	35.00%	$13,500.00
182.00	40.00%	40.00%	$14,000.00	40.00%	$14,000.00
188.00	45.00%	45.00%	$14,500.00	45.00%	$14,500.00
195.00	50.00%	50.00%	$15,000.00	50.00%	$15,000.00
227.50	75.00%	75.00%	$17,500.00	75.00%	$17,500.00
260.00	100.00%	100.00%	$20,000.00	100.00%	$20,000.00

LASERSSM	| 9

Hypothetical Maturity Payments Graphs

10 |	LASERSSM

Historical Data on the Underlying Index

The following table sets forth, for each of the monthly periods indicated, the high and the low closing values of the Underlying Index for each month in the period from January 2005 through April 2010, as reported by Bloomberg Financial Markets. Any historical upward or downward trend in the closing values of the Underlying Index during any period set forth below is not an indication that the value of the Underlying Index is more or less likely to increase or decrease at any time during the term of the Index LASERSSM.

	2005		2006		2007		2008		2009		2010
	High	Low	High	Low	High	Low	High	Low	High	Low	High		Low
January	148.3080	142.1800	174.2240	167.0050	166.0940	155.8800	192.4830	181.1570	123.4580	110.2920	145.0288		129.0506
February	156.8860	142.4120	172.5550	159.7260	173.5030	163.8630	216.4620	189.8450	113.1430	102.5510	134.8378		126.5582
March	165.2460	155.7790	167.3510	158.7800	172.3280	165.9350	219.0930	197.3340	114.2040	101.9990	135.8540		129.7026
April	162.3890	151.9610	180.0140	164.7230	174.3510	170.8300	215.2100	199.5660	113.7630	107.4940	136.7546	*	133.8558	*
May	152.6100	146.0780	187.6280	174.5720	174.8190	170.0820	220.4100	204.0030	124.9320	114.1290
June	161.4030	152.3900	178.9130	165.3520	176.4840	168.5220	234.1150	212.9540	131.1160	120.9640
July	160.1750	154.1070	179.9620	170.8900	174.5360	168.7360	237.9530	203.1800	126.4750	113.2370
August	172.1580	160.8240	179.5340	168.8680	170.8200	161.0620	204.3460	187.1520	132.9180	125.1700
September	179.0690	165.9010	170.6470	156.5870	179.7150	166.8480	183.7730	167.3910	129.5390	122.9310
October	178.8160	166.5160	169.7860	156.0750	183.5240	172.1230	167.4840	126.1960	138.9060	124.1740
November	167.6110	163.3580	175.2140	166.1630	184.9180	177.2470	137.6280	117.4540	137.2439	131.4192
December	180.2400	168.3830	174.5900	165.7550	185.5680	176.2160	118.2010	106.0920	140.0458	131.5882

*	Through April 15, 2010

On April 15, 2010, the closing value of the Underlying Index was 136.7546.

Historical Graph

The following graph illustrates the historical performance of the Underlying Index based on the daily closing values as reported by Bloomberg Financial Markets, from January 3, 2005 through April 15, 2010. Past values of the Underlying Index are not indicative of future closing values.

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Discontinuance of the Dow Jones-UBS Commodity IndexSM

If Dow Jones discontinues publication of the Dow Jones-UBS Commodity IndexSM or another entity publishes a successor or substitute Index that the Calculation Agent determines, in its sole discretion, to be comparable to the Dow Jones-UBS Commodity IndexSM, then the value of the relevant Index will be determined by reference to the value of that Index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a successor Index, the Calculation Agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the Successor Index to the registered holders of the Index LASERSSM.

If Dow Jones discontinues publication of the Dow Jones-UBS Commodity IndexSM Index prior to the determination of the relevant coupon amount and the Calculation Agent determines that no Successor Index is available at that time, then on each Index Business Day until the earlier to occur of (a) the determination of the relevant Coupon Amount and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent will determine the value that is to be used in computing the value of the Dow Jones-UBS Commodity IndexSM Index or the relevant Index as described in the preceding paragraph.

If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the relevant Index as described above, the Successor Index or value will be substituted for the relevant Index for all purposes, including for purposes of determining whether an Index Business Day or Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones-UBS Commodity IndexSM may adversely affect the market value of the Index LASERSSM. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Index LASERSSM, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Dow Jones-UBS Commodity IndexSM or a Successor Index is changed in any material respect, or if the Dow Jones-UBS Commodity IndexSM or a Successor Index is in any other way modified so that the value of the Dow Jones-UBS Commodity IndexSM or the Successor Index

does not, in the opinion of the Calculation Agent, fairly represent the value of that Index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a commodities index comparable to the Dow Jones-UBS Commodity IndexSM or the Successor Index as if the changes or modifications had not been made, and calculate the value of the Index with reference to Dow Jones-UBS Commodity IndexSM or the Successor Index. Accordingly, if the method of calculating the Dow Jones-UBS Commodity IndexSM or the Successor Index is modified so that the value of the Dow Jones-UBS Commodity IndexSM or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that Index in order to arrive at a value of the Index as if it had not been modified.

Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             principal amount of Index LASERSSM (             Index LASERSSM) at $9,800 per Index LASERSSM, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Index LASERSSM directly to the public at the public offering price set forth under “Preliminary Terms” above and some of the Index LASERSSM to certain dealers at the public offering price less a concession of up to $200 per Index LASERSSM. Citigroup Global Markets may allow, and these dealers may reallow, a concession of up to $200 per Index LASERSSM on sales to certain other dealers. Citigroup Global Markets will pay the Registered Representatives of Citigroup Global Markets a sales commission of up to $200 per Index LASERSSM for each Index LASERSSM they sell. If all of the Index LASERSSM are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Index LASERSSM, either directly or indirectly.

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ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Index LASERSSM as long as either (A)(1) no Citigroup Global Markets, affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Index LASERSSM or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Index LASERSSM or (B) its acquisition and holding of the Index LASERSSM is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Index LASERSSM if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Index LASERSSM by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying pricing supplement related to this offering for more information.

License Agreement

“Dow Jones®,” “DJ,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Citigroup Global Markets Inc.

The Index LASERSSM are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Index LASERSSM or any member of the public regarding the advisability of investing in securities or commodities generally or in the

Index LASERSSM particularly. The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Citigroup Global Markets Inc. is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-UBS Commodity IndexSM, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Citigroup Global Markets Inc. or the Index LASERSSM. Dow Jones and UBS Securities have no obligation to take the needs of Citigroup Global Markets Inc. or the owners of the Index LASERSSM into consideration in determining, composing or calculating the Dow Jones-UBS Commodity IndexSM. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Index LASERSSM to be issued or in the determination or calculation of the equation by which the Index LASERSSM are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the Index LASERSSM customers, in connection with the administration, marketing or trading of the Index LASERSSM. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Index LASERSSM currently being issued by Citigroup Global Markets Inc., but which may be similar to and competitive with the Index LASERSSM. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the Index LASERSSM .

This offering summary relates only to the Index LASERSSM and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of the Index LASERSSM should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS

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AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Index LASERSSM. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP GLOBAL MARKETS INC., OWNERS OF THE INDEX LASERSSM, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF

DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND CITIGROUP GLOBAL MARKETS INC., OTHER THAN UBS AG.

All disclosures contained in this offering summary regarding the Dow Jones-UBS Commodity IndexSM, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by Dow Jones, UBS Securities, or UBS AG. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

© 2010 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.